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                                                                     Exhibit 8-1




                                           May 13, 2003

PECO Energy Company
PECO Energy Capital Trust IV
PECO Energy Capital Trust V
PECO Energy Capital Trust VI
2301 Market Street
Philadelphia, Pennsylvania 19101

Dear Ladies and Gentlemen:

         We have acted as United States tax counsel to PECO Energy Company, a Pennsylvania corporation (the "Company"), and PECO Energy Capital Trust IV, PECO Energy Capital Trust V and PECO Energy Capital Trust VI, each a statutory trust formed under the laws of the State of Delaware (each a "Trust" and, collectively, the "Trusts"), in connection with the preparation of a Registration Statement on Form S-3 (such Registration Statement, including the prospectus supplement relating to the Trusts' trust preferred securities that was a part thereof, is referred to herein as the "Registration Statement") which was filed by the Company and the Trust with the Securities and Exchange Commission (the "Commission") on May 13, 2003, under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of (i) first and refunding mortgage bonds, preferred stock and subordinated debt securities of the Company and (ii) trust preferred securities of the Trusts and related guarantees of the Company.

         We are familiar with the proceedings to date with respect to the Registration Statement and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. In addition, we have assumed that there will be no change in the laws currently applicable to the Company and the Trusts and that such laws will be the only laws applicable to the Company and the Trusts.

         Based upon and subject to the foregoing, the statements set forth in the Registration Statement under the headings "Description of Trust Preferred Securities - Certain United States Federal Income Tax Consequences," to the extent they constitute matters of federal income tax law or legal conclusions with respect thereto, represent our opinion.

         In giving the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the law of the United States of America.


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PECO Energy Capital Trust IV
PECO Energy Capital Trust V
PECO Energy Capital Trust VI
PECO Energy
Company May 13, 2003
Page 2 of 2


         This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 8-1 to the Registration Statement. We also consent to the use of our name under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

                                  Very truly yours,

                                  /s/ Ballard Spahr Andrews & Ingersoll, LLP

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